Exhibit 21.1
SUBSIDIARIES OF REGISTRANT
Saks Incorporated and Subsidiaries
As of March 11, 2002
Name of Subsidiary	Jurisdiction of Formation
1. Café SFA -- Minneapolis, Inc.	California
2. Carson Pirie Holdings, Inc.	Delaware
3. Carson Pirie Scott Insurance Services, Inc.	Illinois
4. CP Holdings Virginia, LLC	Virginia
5. Herberger's Department Stores, LLC	Minnesota
6. Jackson Leasing, LLC	Mississippi
7. McRae's of Alabama, Inc.	Alabama
8. McRae's Stores Partnership	Mississippi
9. McRae's Stores Services, Inc.	Illinois
10. McRae's, Inc.	Mississippi
11. McRIL, LLC	Virginia
12. Merchandise Credit, LLC	Virginia
13. National Bank of the Great Lakes	United States of America
14. New York City Saks, LLC	New York
15. NorthPark Fixtures, Inc.	Delaware
16. Parisian, Inc.	Alabama
17. Parisian Virginia, LLC	Virginia
18. PMIN General Partnership	Virginia
19. Saks & Company	New York
20. Saks Credit Corporation	Delaware
21. Saks Direct, Inc.	New York
22. Saks Distribution Centers, Inc.	Illinois
23. Saks Fifth Avenue Distribution Company	Delaware
24. Saks Fifth Avenue Food Corporation	California
25. Saks Fifth Avenue of Texas, Inc.	Delaware
26. Saks Fifth Avenue Texas, L.P.	Delaware
27. Saks Fifth Avenue, Inc.	Massachusetts
28. Saks Holdings, Inc.	Delaware
29. Saks Transitional Credit Corporation	Delaware
30. Saks Wholesalers, Inc.	Alabama
31. SCCA, LLC	Virginia
32. SCCA Store Holdings, Inc.	Delaware
33. SCIL, LLC	Virginia
34. SCIL Store Holdings, Inc.	Delaware
35. SFA Finance Company II	Delaware
36. SFA Holdings, Inc.	Delaware
37. SFA Realty, Inc.	Delaware
38. SFAILA, LLC	Virginia
39. Tex SFA, Inc.	New York
40. The Restaurant at Saks Fifth Avenue Corporation	New York